Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), made this 8th day of May 2018, by and between each of the sellers of common stock of Photoamigo, Inc. set forth in Schedule A attached hereto and made a part hereof (individually, a Seller, and collectively, the “Sellers”) and Dong Xin (the “Purchaser”).  The Sellers and the Purchaser may be referred to herein singularly as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions upon which the Sellers, severally and not jointly, will sell an aggregate of Two Million Eight Hundred Thousand (2,800,000) shares, representing approximately 92.97% of the total outstanding common stock (the “Shares”), of Photoamigo, Inc., a Nevada corporation (the “Company”), owned of record and beneficially by the Sellers in the amounts set forth beside their respective names in Schedule A attached hereto and made a part hereof, to the Purchaser and the Purchaser will purchase the Shares from the Sellers; and

WHEREAS, the Parties have appointed Lueker Mott Zezula LLC, Attorneys At Law, to act as the Escrow Agent (the “Escrow Agent”) for this transaction and to receive and hold all consideration received from the Purchaser for the sale of the Shares hereunder and all documents, stock certificates and corporate records of the Company to be delivered by the Sellers and the Company to the Purchaser hereunder (collectively, “Documents”), in the Lueker Mott Zezula LLC IOLTA Trust Account (the “Escrow Account”), unless other arrangements are agreed to by the Parties; and

WHEREAS, the Parties have entered into an escrow agreement of even date herewith (the “Escrow Agreement”) to affect the foregoing.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES

1.01   Sale.  Subject to the terms and conditions of this Agreement, each Seller, severally and not jointly, agree to sell the number of Shares set forth beside such Seller’s name in Schedule A attached hereto and made a part hereof, and the Purchaser shall purchase the Shares, for a total of Four Hundred and Forty Thousand Dollars USD ($440,000.00) (the “Purchase Price”), allocated among the Sellers in proportion to the number of Shares sold by each Seller.  This is a private transaction between each Seller and Purchaser.

1.02  Escrow Agent.  Pursuant to the Escrow Agreement the Parties have appointed the Escrow Agent as to the distribution of the Purchase Price received for the sale of the Shares and distribution of the Documents to be held in the Escrow Account in accordance with the terms of the Escrow Agreement.

1.03  Deposit; Due Diligence.

(a)
Upon execution of this Agreement, the Purchaser shall make, by wire transfer, a deposit (the “Deposit”) in the amount of Fifty Thousand Dollars USD ($50,000.00), to the Escrow Account on or before May 10, 2018, for the Shares being sold by the Sellers.  The Deposit shall become non-refundable after ten (10) business days from the signing of this Agreement.  The amount deposited will be held in the Escrow Account until Closing, as hereinafter defined in this Agreement, or until otherwise released as provided in this Agreement.

(b)
The Deposit shall be fully refundable for a period of ten (10) business days after the signing of this Agreement for any reason or no reason (the “Due Diligence Period”).  After the Due Diligence Period, the Deposit will be non-refundable unless the Sellers, severally and not jointly, fail to fulfill any of their respective obligations under this Agreement.  In addition, if after signing this Agreement and prior to the Closing, in performing due-diligence, the Purchaser discovers something of significance with respect to any Seller or the Company that is not previously disclosed herein and that changes the structure and intent of this Agreement and the transaction contemplated hereby, the Purchaser will notify the Sellers of such by written notice given to the addresses and in the manner provided in Section 6.08 of this Agreement and request refund of the Deposit.  The applicable Seller(s) shall have ten (10) days after receiving any such notice to correct the discrepancy, to the extent correctable, to the reasonable satisfaction of the Purchaser or the Deposit will be refunded to the Purchaser by the Escrow Agent.

The account wire instructions for the Deposit herein and payment pursuant to Sections 1.04 and 3.01(b) (i) are as follows:

Webster Bank
145 Bank Street
Waterbury, CT 06702
ABA Routing #211170101
Acct. # 100011189930
SWIFT Code: WENAUS31

FOR THE ACCOUNT OF:
Lueker Mott Zezula LLC IOLTA Trust Account
8 Elm Street
New Milford, CT 06776
Account # 3

As soon as reasonably practicable after receipt of the Deposit by the Escrow Agent, within three (3) business days, the Sellers, severally and not jointly, will make available by Google Drive or Drop Box, or by email, for review by the Purchaser, the Documents, any and all other documents and records of the Company and all other information regarding the Sellers or the Company which the Purchaser requests.

The Purchaser will provide Sellers with the information as requested by the Sellers concerning the Purchaser, including information on its proposed officer and director nominees.

1.04 Balance of Purchase Price; the Closing; Termination prior to Closing.

(a)
It is agreed that the full amount of the Purchase Price will be wire transferred to the Escrow Account on or before June 4, 2018 and that the closing of the sale and purchase of the Shares (the “Closing”) will take place contemporaneous with such payment.  It is agreed that all of the Shares and the Documents shall remain in the Escrow Account until the full Purchase Price of $440,000.00 has been paid into Escrow, whereupon the Closing shall take place and the Documents shall be disbursed to the Purchaser and the Purchase Price shall be disbursed in accordance with the terms of the Escrow Agreement.

(b)
In addition to the termination provision set forth in Section 1.03(b) above, this Agreement may be terminated prior to the Closing (i) unilaterally by each Seller with respect to such Seller only if: (A) the balance of the Purchase Price for the Shares is not paid in full on or before June 4, 2018, unless an extension of time is agreed to in writing by both Parties; or (b) the Purchaser has failed to comply with all material terms of this Agreement; and (ii) unilaterally by the Purchaser if the Sellers, severally and not jointly, have failed to comply with all material terms of this Agreement if (a) the Documents from the Seller and the Company are not delivered to Escrow Agent on or before May 31, 2018 but in no event later than June 4, 2018, unless an extension of time is agreed to in writing by both Parties; or (b) the Sellers, severally and not jointly, have failed to comply with all material terms of this Agreement. Upon termination of this Agreement pursuant to clause (i) above, all consideration paid by the Purchaser and the Documents shall be delivered to Sellers in accordance with the terms of the Escrow Agreement. Upon termination of this Agreement pursuant to clause (ii) above, all consideration paid by the Purchaser shall be delivered to the Purchaser and all Documents shall be delivered to the Sellers in accordance with the terms of the Escrow Agreement.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to and covenants with the Purchaser that as of the date of this Agreement and as of the date of the Closing:

2.01   Organization.  The Company is a Nevada corporation duly organized, validly existing, and in good standing under the laws of that state, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Nevada and elsewhere (if required). All actions taken by the incorporators, directors and/or stockholders of the Company have been valid and in accordance with the laws of the state of Nevada.

2.02   SEC Reporting Status/OTC:Pink Quotation/DTC Eligibility. The Company is a fully reporting company and is required to file periodic reports with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(a)	The Company is a “shell” company (as such term is defined in Rule 12b-2 under the Exchange Act).

(b)	The Company’s common stock is included for quotation on the OTC:Pink market maintained by OTC Markets Group.

(d)  To the best knowledge of such Seller the Company’s common stock is eligible to   be upgraded to the OTCQB upon filing of the proper application and payment of the OTC fees.

(e)  The Company’s common stock is DTC-eligible to the best of knowledge of such Seller. DTC has not taken and will not take action to impose directly and/or indirectly a “chill” or other restrictions on the common stock.

2.03   Authorization; Enforcement; Validity.  Such Seller has all requisite power, authority and legal capacity to enter into and perform his or its obligations under this Agreement, the Escrow Agreement and each of the other agreements to be entered into by such Seller in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”).  The execution, delivery and performance of the Transaction Documents by such Seller if it is a corporation and the consummation by such Seller of the transactions contemplated thereby, has been duly authorized by the board of directors of such Seller and no further consent or authorization is required by such Seller, its board of directors or its stockholders.  This Agreement and all the other Transaction Documents have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.
2.04   Capitalization.

(a)
The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value, of which 3,018,000 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value, of which none are issued and outstanding.  All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement.  At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

(b)
None of the outstanding shares are subject to any stock restriction agreements or the beneficiary of any agreement requiring the Company to register shares under the Securities Act of 1933, as amended (the “Securities Act”).  There are 33 stockholders of record of the Company plus shares in street name, if any.  All of such stockholders have valid title to the Shares and acquired their Shares in a lawful transaction and in accordance with Nevada corporate law, the Securities Act and applicable state securities laws based upon of their respective states of residence.

2.05  Subsidiaries.  The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

2.06  SEC Documents; Financial Statements.  The Company has timely (including within any additional time periods provided by Rule 12b-25 under the Exchange Act) filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Closing together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, all amendments thereto and all schedules and exhibits thereto and to any such amendments being hereinafter referred to collectively as the “SEC Documents”).  All of the SEC Documents are available on the SEC’s EDGAR system.  To the best of knowledge of such Seller, as of their respective filing or effective dates, as applicable, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents and the Securities Act and the rules and regulations promulgated thereunder.
As of their respective filing and effective dates, as applicable, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
2.07  Liabilities.  Except as set forth in the Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2018 (the “Form 10-Q”) the Company has no liabilities (contingent or otherwise).  Notwithstanding the foregoing, the Company shall not, as of the Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise that will not be paid, cancelled or forgiven at the Closing unless agreed to by the Parties in writing.

2.08  Litigation.  To the best of knowledge of such Seller, neither the Sellers nor the Company is a party to any direct and/or indirect litigation, arbitration and/or other proceedings and such Seller is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the Sellers and/or the Company or any of their respective assets, including without limitation, in the case of the Sellers, the Shares.  There is no dispute of any kind between such Seller and/or the Company and any third party.  Neither such Seller nor the Company is party to any suit, action, arbitration, or legal administrative or other proceeding, or pending governmental investigation.  To the best of knowledge of such Seller, there is no basis for any such action or proceeding and no such action or proceeding is threatened against the Sellers and/or the Company.  Neither such Seller nor the Company is party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.
2.09  Tax Returns.  The Company has filed all state and federal tax returns required to be filed by it through the date hereof in the United States.  The Company has filed all tax returns required to be filed in any particular jurisdiction where required therein.  As of Closing, there shall be no taxes of any kind due or owing for the fiscal years ended on July 31 2017 and before.

2.10  No Conflicts.  The execution and delivery of this Agreement and the other Transaction Documents by such Seller and the performance by such Seller of its obligations hereunder and thereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which such Seller, the Company or the directors and officers of the Company are a party, or by which they or their respective assets may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause such Seller and/or the Company to be liable to any third party; or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the Company or upon such Seller’s Shares.

2.11  Contracts, Leases and Assets.    The Company is not a party to any contract, agreement or lease (unless such contract, agreement or lease has been assigned to and assumed by another party and the Company has been released from its obligations thereunder) other than its the contract with the Transfer Agent, except as described in the SEC Documents filed with the SEC.  No person holds a power of attorney from the Company or such Seller.

2.12  Compliance with Laws.  The Company has complied in all material respects, with, and is not in violation of any, federal, state, or local statute, law, and/or regulation in the United States. The Company has complied with all federal and applicable state securities laws in connection with the offer, sale and distribution of its securities in the United States.  The Shares being sold by such Seller to the Purchaser hereunder are being sold in a private transaction between such Seller and the Purchaser exempt from the registration requirements of the Securities Act by reason of the so-called “Section 4(a) (1-1/2) exemption” or another available exemption under the Securities Act.

2.13  Conduct of Business.  Prior to the Closing, the Company shall conduct its business in the normal course, and shall not (without the prior written approval of Purchaser):  (a) sell, pledge, or assign any assets; (b) amend its Certificate of Incorporation or Bylaws; (c) declare dividends, redeem or sell stock or other securities; (d) incur any liabilities, except in the normal course of business, which liabilities will be paid, cancelled or forgiven at or prior to Closing; (e) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party; (f) enter into any other transaction; or (g) enter into an agreement to do any of the foregoing.

2.14  Corporate Documents.  Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted on or before the Closing:

(a)	Certificate of Incorporation and all amendments thereto;

(b)	Bylaws and all amendments thereto;

(c)	Minutes and Consents of the board of directors;

(d)	Minutes and Consents of shareholders;

(e)	List of directors and officers;

(f)	Certificate of Good Standing from the Secretary of State of Nevada;

(g)	Current Shareholder list from the Transfer Agent;

(h)
Copies of the Company’s agreements with its transfer agent, auditor and Edgar filing agent if, in each case, the terms of such agreement require the Company to pay any amount if it elects to terminate such agreement or it is making installment payments;

(i)	Copies of agreements relating to any and all debt and liabilities that were cancelled, paid or forgiven;

(j) Copies of tax returns for the last four fiscal years; and

(k) All accounting records and books and statements relating thereto.

All minutes, consents or other documents pertaining to the Company to be delivered at or before the Closing pursuant to this Section 2.14 shall be valid and in accordance with the laws of Nevada.

2.15   Title.  Such Seller has good and marketable title to all of the Shares being sold by such Seller to the Purchaser pursuant to this Agreement, and upon payment of the applicable portion of the Purchase Price therefore, Purchaser will receive good and marketable title to such Shares subject only to such liens thereon as may be created by Purchaser.  Such Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws.  None of such Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such Shares.  Except as provided in this Agreement, such Seller is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of such Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of such Shares by Purchaser (and/or assigns) impair, restrict or delay voting rights with respect to such Shares.

2.16   Transfer of Shares.

(a) Such Seller will have the responsibility for sending all certificates representing the Shares being sold by such Seller to the Purchaser pursuant to this Agreement, along with the proper Stock Powers with Bank Signature Guarantees or Power of Attorney acceptable to the Transfer Agent, to the Escrow Agent for delivery to the Purchaser at Closing.

(b) The Purchaser will have the responsibility of sending the certificates, along with the Stock Powers with Bank Signature Guarantees acceptable to the Transfer Agent for the Company to have the certificates transferred into its name and the Purchaser shall be responsible for all costs involved in such transfers.  Notwithstanding the foregoing, such Seller shall cooperate in furnishing the Purchaser with any additional information or documents required by the Transfer Agent to affect such transfer.

2.17   Section 12(g) Registration and Section 16 Filings.  To the best of knowledge of such Seller, the Company initially filed reports with the SEC pursuant to Section 15(d) of the Exchange Act and subsequently registered its common stock pursuant to Section 12(g) of the Exchange Act.  Each Seller, severally and not jointly, agrees to make any and all filings required pursuant to Section 16(a) of the Exchange Act in connection with the transactions contemplated by this Agreement.

ARTICLE III
CLOSING DELIVERIES

3.01  Closing Deliveries.  At least 48 hours prior to Closing (or such shorter period as may be agreed to by the Parties in writing), the Parties shall have made the following deliveries to the Escrow Agent:

(a)	By the Sellers, severally and not jointly:

(i)	The documents set forth in Section 2.14 of this Agreement;

(ii)
stock certificate or certificates, along with stock powers with signature guarantee acceptable to the Transfer Agent, representing the Shares, endorsed in the name of Purchaser or left blank, and such corporate authorizations as may be required;

(ii)	the resignation of all officers of the Company unless agreed to otherwise by all parties in writing;

(iii)	the resignations of all directors of the Company and the appointment of three new directors as designated by the Purchaser;

(iv)
true and correct copies of all of the business and corporate records of the Company, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of stockholder and directors’ meetings or consents, financial statements, stockholder listings, stock transfer records, agreements, tax returns and contracts that exist;

(v)	true and correct copies of the original stock purchase agreements or other document(s) pursuant to which a Seller acquired such Seller’s Shares;

(vi)	tax returns for the fiscal year ended July 31, 2017 and for the prior four fiscal years; and

(vii)	such other documents and records of the Company as may be reasonably required by the Purchaser.

(b)	By the Purchaser:

(i)	wire transfer to the Escrow Agent of $390,000.00 representing the balance of the payment for the Purchase Price for the Shares.

ARTICLE IV
INVESTMENT REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF THE PURCHASER

The Purchaser represents and warrants to and covenants with each Seller as follows:

4.01  Transfer Restrictions.  The Purchaser agrees that the Shares being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (a “Transfer”) only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

4.02  Investment Intent.  The Purchaser is acquiring the Shares for its own account for investment, and not with a view toward distribution thereof.

4.03  No Advertisement.  The Purchaser acknowledges that the Shares have been offered to the Purchaser in direct communication between the Purchaser and each Seller, and not through any advertisement of any kind.

4.04  Knowledge and Experience.  The Purchaser acknowledges it has been encouraged to seek its own legal and financial counsel to assist in evaluating this purchase.  The Purchaser acknowledges that the Sellers have given the Purchaser and its attorneys and advisors access to all information relating to the Company’s business that the Purchaser has requested.  The Purchaser acknowledges that it has sufficient business and financial experience and knowledge concerning the affairs and conditions of the Company in order to make a reasoned decision as to this purchase of the Shares and is capable of evaluating the merits and risks of such purchase.

4.05  Restrictions on Transferability.

(a) The Purchaser is aware of the restrictions on transferability of the Shares and further understands that some or all of the certificates may bear a legend similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTIONS 4(a) (1) AND 4(a) (2) AND/OR REGULATION D UNDER THE SECURITIES ACT. AS SUCH, THE PURCHASE OF THESE SECURITIES WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION THEREOF. THEREFORE, ANY SUBSEQUENT TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(b) The Purchaser understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Securities Act, or (ii) an exemption from the registration requirements of the Securities Act.

(c) Neither the Company nor the Sellers have filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future for the Shares or any other securities of the Company, and in the absence of such a registration statement or exemption, the Purchaser may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

4.07  Future Business of the Company.  The Purchaser represents that after the Closing the Purchaser will either carry on the existing business of the Company or enter into a new business. After the Closing, the Purchaser covenants not to manipulate or participate in a manipulating the Share price of the Company in a “pump and dump” scheme.

4.08  Current Report on Form 8-K.    Following the Closing, the Company shall timely file and the Purchaser shall cause the Company to timely file a Current Report on Form 8-K with the SEC, disclosing the acquisition of the Shares by the Purchaser, the change of control of the Company, all changes to the board of directors and officers of the Company and all such additional disclosure as is required on such report pursuant to the SEC’s rules and regulations.

4.09  Filing of form 10-Q.  After the Closing the Purchaser shall prepare and file with the Securities and Exchange Commission the Company’s Form 10-Q for the quarter ended April 30, 2018. The former officers and directors of the Company will cooperate with such filing including signing any such documents that may be required for such filing and introduce the Purchase to the Company’s current bookkeeper.

4.10  Anti-Money Laundering, Anti-Corruption and Anti-Terrorism Laws.  The Purchaser confirms that the funds representing the Purchase Price will not represent proceeds of a crime for the purpose of any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline and the Purchaser is in compliance with, and has not previously violated, the United States of America Patriot Act of 2001, as amended through the date of this Agreement (the “Patriot Act”), to the extent applicable to the Purchaser and all other applicable anti-money laundering, anti-corruption and anti-terrorism laws and regulations.

4.11  Authorization; Enforcement; Validity.  The Purchaser has all requisite power, authority and legal capacity to enter into and perform his obligations under the Transaction Documents.  This Agreement and all the other Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

4.12  No Conflicts.  The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and the performance by the Purchaser of his obligations hereunder and thereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which the Purchaser is a party, or by which his assets may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause the Purchaser to be liable to any third party; or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the Purchaser.

ARTICLE V
INDEMNIFICATION

5.03  Indemnification.  From and after the Closing, each Seller, severally and not jointly, agrees to indemnify the Purchaser, and the Purchase agrees to indemnify each Seller, against all actual losses, damages and expenses caused by (a) any material breach of this Agreement by the indemnifying Party or any material misrepresentation by the indemnifying Party contained herein; or (b) any misstatement of a material fact or omission to state a material fact by the indemnifying Party required to be stated herein or necessary to make the statements herein not misleading.

5.04  Indemnification Non-Exclusive.  The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any Party may have for breach of representation, warranty, covenant or agreement.

5.05  Survival.  All representations and warranties of the Parties made hereunder shall be true as of the date of Closing and shall survive the Closing.

ARTICLE VI
MISCELLANEOUS

6.01  Captions and Headings.  The Article, Section and Subsection headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02  Amendments Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03  No Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the Party against whom such waiver is charged; and (a) the failure of any Party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (b) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (c) no waiver by any Party of one breach by another Party shall be construed as a waiver with respect to any other or subsequent breach.

6.05  Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, contain the entire Agreement and understanding between the Parties hereto, and supersede all prior agreements and understandings.

6.06  Partial Invalidity.  In the event that any condition, covenant, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of the Agreement.  If such condition, covenant, or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

6.07  Counterparts.   This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile, .PDF or other electronic signatures will be acceptable to all parties.

6.08  Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing, shall be (a) sent by personal delivery or recognized overnight courier; (b) effective upon receipt; and (c) transmitted to the Parties at the following addresses:

If to a Seller, as set forth on such Seller’s signature page hereto

If to the Purchaser:                                           Dong, Xin
c/o William B. Barnett, Esq.
Barnett & Linn
23564 Calabasas Road, suite 205
Calabasas, CA 91302
Phone: (818) 436-6410
Email: wbarnett@wbarnettlaw.com

Any Party may change its address by notice given to the other Party or Parties pursuant to the terms of this Section 6.08.

6.09  Binding Effect.  This Agreement shall inure to and be binding upon the Parties and their respective (as applicable) heirs, executors, personal representatives, successors and assigns.

6.10  Mutual Cooperation.  The Parties shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to affect the transaction described herein.

6.11  Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada (regardless of its conflict of laws principles), including all matters of construction, validity, performance and enforcement and without giving effect to the principles of conflict of laws.

6.12  Exclusive Jurisdiction and Venue.  The Parties hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in Nevada.  By execution hereof, the Parties hereby consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the Nevada and agree that any process in any such action may be served upon any of them personally, or by certified mail, return receipt requested, with the same full force and effect as if personally served upon them. The Parties expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

6.13  Attorneys Fees.  In the event any Party hereto shall commence legal proceedings against the other to interpret, enforce or otherwise arising from this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the non-prevailing Party its costs of suit, including reasonable attorneys’ fees and costs, at both the trial and appellate levels.

6.14  Independent Nature of Sellers’ Obligations and Rights. The obligations of each Seller under the Transaction Documents are several and not joint with the obligations of any other Seller, and no Seller shall be responsible in any way for the performance of the obligations of any other Seller under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Seller pursuant hereto or thereto, shall be deemed to constitute the Sellers as, and the Purchaser acknowledges that the Sellers do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Sellers are in any way acting in concert or as a group or entity, and the Purchaser shall not, and after the Closing shall cause the Company to not, assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters. The decision of each Seller to sell Shares pursuant to the Transaction Documents has been made by such Seller independently of any other Seller. Each Seller acknowledges that no other Seller has acted as agent for such Seller in connection with the Transaction Documents and the sale of such Seller’s Shares and that no other Seller will be acting as agent of such Seller in connection with the Transaction Documents, including, without limitation, in connection with enforcing its rights under the Transaction Documents. The Purchaser and each Seller confirms that each Seller has independently participated with the Purchaser in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors, if retained by a Seller. The Purchaser and each Seller confirms that Hillel of Colorado’s counsel only represents Hillel of Colorado and does not represent the Purchaser or any other Seller. Each Seller shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Seller to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the sale of the Shares and the use of a single wire to transmit the Purchase Price to the Sellers contemplated hereby were solely in the control of the Purchaser, not the action or decision of any Seller, and was done solely for the convenience of the Purchaser and not because it was required or requested to do so by any Seller. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Purchaser and each Seller, solely, and not between the Purchaser and the Sellers collectively and not between and among the Sellers.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE PURCHASER:

By:    /s/ Xin Dong
           Dong, Xin

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE SELLER:

HILLEL OF COLORADO

By:      /s/ Daniel W. Bennett
Daniel W. Bennett, Executive Director

Address:           c/o Merage & Allon Hillel Student Center
2390 S. Race St.
Denver, CO  80210
Email Address:  daniel@hillelcolorado.org

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE SELLER:

By:      /s/ Robert Heckes
Robert Heckes

Address:           2532 Foothill Road
Santa Barbara, CA  93105
Email Address:  robert.heckes@gmail.com

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE SELLER:

ILIFF STREET CAPITAL, LLC

By:     /s/ Jennifer Frenkel
Jennifer Frenkel, Manager

Address:           3535 E. Warren Ave.
Denver, CO  80210
Email Address:  jenfrenkel@gmail.com

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE SELLER:

UNDERWOOD FAMILY PARTNERS, LTD

By:    /s/ L. Michael Underwood
L. Michael Underwood
General Partner

Address:           5 Eagle Pointe Lane
Castle Rock, CO  80108
Email Address:  lmuco@msn.com

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and each Seller as of the date first written above.

THE SELLER:

BATTERSEA CAPITAL, INC.

By:      /s/ J. Matthew Lepo
        J. Matthew Lepo, President

Address:           927 15th St.
                        Suite #1
Santa Monica, CA 90403
Email Address:  mattlepo@msn.com

SCHEDULE A

Sellers	Shares to be Sold
Hillel of Colorado	1,024,167
Robert Heckes	604,167
Iliff Street Capital, LLC	459,166
Underwood Family Partners, LTD	587,500
Battersea Capital, Inc.	125,000
Total	2,800,000